VILLAGE SUPERMARKET, INC. FORM 8-K

SECURITIES & EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   October 29, 2013

VILLAGE SUPER MARKET, INC.
(Exact Name of Registrant as specified in its charter)

New Jersey	0-2633	22-1576170
(State or Other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

733 Mountain Avenue
Springfield, New Jersey 07081
(Address of principal executive offices)

Registrant’s telephone number, including area code
(973) 467-2200

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communication pursuant to Rule 425 under the Securities Act ( 17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act ( 17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

In prior years, Village Super Market, Inc. (the “Company”) received two separate tax assessments from the New Jersey Division of Taxation related to nexus and the deductibility of certain payments between subsidiaries.  Both of these assessments were contested through the state’s conference and appeals process and subsequently denied.  The  Company then filed two complaints in Tax Court against the New Jersey Division of Taxation contesting these assessments and a trial limited to the nexus dispute was conducted in June 2013. On October 23, 2013, the Tax Court ruled in favor of the New Jersey Division of Taxation.  The Company has the ability to appeal the ruling and is currently evaluating the matter to determine our prospective course of action.

We are in the process of quantifying the impact of this ruling and will record a charge to income tax expense in our fiscal quarter ended October 26, 2013 to increase accrued tax liabilities, including related interest and penalties, to ensure that we are adequately reserved under the applicable accounting standards.  We estimate this charge to be in the range of $9.0 million to $11.0 million, net of federal benefit, in addition to the $14.9 million already recorded.  No payments with respect to these matters will be required until the dispute is definitively resolved.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934. the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	s/s Kevin Begley
	Name:	Kevin Begley
	Title:	Chief Financial Officer